EXHIBIT 10.47

RETIREMENT AGREEMENT AND GENERAL RELEASE

        This is a Retirement Agreement and General Release (referred to as “Agreement”) entered into this 30 day of September, 2003, by and between Robert W. Lockwood (referred to as “EMPLOYEE”) and Ralcorp Holdings, Inc. (referred to as “COMPANY”).

        In consideration of the mutual promises contained in this Agreement, the COMPANY and the EMPLOYEE agree as follows:

    1.        EMPLOYEE and the COMPANY agree that EMPLOYEE will remain on the job and perform all of his duties until September 30, 2003, or such other date as the COMPANY and EMPLOYEE mutually agree, at which time EMPLOYEE shall retire from the COMPANY. After that date, EMPLOYEE will no longer be required to report for work or perform further duties.

    2.        Beginning the effective date of this Agreement, EMPLOYEE and the COMPANY understand and agree as follows:

a.	EMPLOYEE shall receive no less than the same monthly salary as EMPLOYEE received as of the effective date of this Agreement;

b.	EMPLOYEE shall perform whatever duties are assigned by the COMPANY, provided such duties are comparable to those presently performed by EMPLOYEE; and

c.

The COMPANY reserves the right to discharge EMPLOYEE prior to the date EMPLOYEE is removed from the payroll if EMPLOYEE exhibits conduct disruptive to the COMPANY or its employees or for any reason of gross misconduct. In the event such termination takes place prior to EMPLOYEE’S last day of work, EMPLOYEE shall not be entitled to receive the benefits under this Agreement.

    3.        Provided EMPLOYEE remains on the job and performs the assigned job duties in an acceptable manner as provided in Paragraphs 1 and 2, the COMPANY agrees to the following:

a.

to provide EMPLOYEE with salary and benefit continuation through December 31, 2003. Benefit continuation shall include all benefits provided to him on the effective date of this Agreement (including group health insurance, executive health insurance, life insurance, executive life insurance, pension accrual, executive supplemental retirement, 401k, executive 401k, executive financial planning, vacation and other benefits programs available generally to salaried executives of Ralcorp) but excluding benefits under Ralcorp’s severance pay plan and long term disability coverage. During this salary and benefit continuation period, EMPLOYEE agrees that he will make himself available to assist in any transition issues. On December 31, 2003, EMPLOYEE will be removed from the COMPANY’S payroll and transferred to retiree status; and

b.	to pay EMPLOYEE for accrued vacation not yet taken in accordance with COMPANY policy, less legally required deductions, within two (2) weeks of EMPLOYEE’S last day on the payroll.

    4.        The COMPANY previously granted EMPLOYEE certain Non-Qualified Stock Options pursuant to the Ralcorp Holdings, Inc. Incentive Stock Plan and 2002 Incentive Stock Plan. For purposes of vesting and exercise of these stock options, EMPLOYEE’S termination shall be considered an age 62 retirement. EMPLOYEE will not be eligible to receive additional awards under the Incentive Stock Plan after the date of this Agreement.

    5.        Any amount previously deferred by EMPLOYEE under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees will be paid out in accordance with the terms of that Plan and EMPLOYEE’S elections thereunder.

    6.        EMPLOYEE is a party to a Management Continuity Agreement with the COMPANY dated as of March 15, 2001 which is incorporated by reference into this Retirement Agreement and General Release. Upon the occurrence of a Change in Control prior to the December 31, 2003, EMPLOYEE shall be entitled to the Severance Benefits provided under the Management Continuity Agreement, except that there shall be deducted therefrom any amounts received prior to the Change in Control under this Agreement. In that event, EMPLOYEE’S employment shall be deemed terminated on the date of such Change in Control and his rights to receive further compensation and benefits under this Agreement shall cease. After December 31, 2003, EMPLOYEE shall have no further rights to Severance Benefits under the Management Continuity Agreement unless the Change in Control occurs prior to this date. Except as provided in this paragraph, EMPLOYEE waives any and all rights under the Management Continuity Agreement. Terms used in this paragraph that are defined in the Management Continuity Agreement shall have the meanings set forth therein.

    7.        EMPLOYEE previously qualified to participate in the following retiree benefit plans upon his termination of employment: Retiree Health, Executive Retiree Health, Retiree Life Insurance and Executive Retiree Life Insurance. EMPLOYEE shall have the right to begin participating in any of the retiree plans set forth in this Paragraph upon termination as provided in Paragraph 3a, in accordance with the terms of such plans and provided EMPLOYEE pays any necessary contributions to participate in such plans. This Agreement shall not in any way supercede the terms and provisions of such plans, including the right to modify or terminate these plans, nor should it be construed as a guarantee that the COMPANY will make these benefits available in the future.

    8.        EMPLOYEE agrees:

a.	to waive all claims to future employment with the COMPANY;

b.	to cooperate with and assist the COMPANY whenever reasonably possible, so that all EMPLOYEE’S duties, responsibilities and pending matters can be transferred in an orderly way;

c.

to return all the COMPANY materials that may have been issued to EMPLOYEE, including, but not limited to, draft books, office equipment, credit cards, cash advances and, if necessary, to file any outstanding final expense report;

d.

not to use or to disclose, either directly or indirectly, to anyone not connected with the COMPANY any confidential information or trade secrets which EMPLOYEE obtained during the term of EMPLOYEE’S employment with the COMPANY;

e.

not to make any copies for use outside of the COMPANY of any client lists or any memoranda, books, records, or documents which contain confidential information or trade secrets belonging to the COMPANY;

f.	not to apply for unemployment compensation benefits since EMPLOYEE is retiring; and

g.

to provide the COMPANY with reasonable cooperation and assistance, upon the COMPANY’S request, including testifying at all trials, when EMPLOYEE might have relevant information. The COMPANY shall pay EMPLOYEE for any reasonable and necessary expenses and any loss of wages or salary, which EMPLOYEE incurs because of EMPLOYEE’S requested cooperation with and assistance to the COMPANY.

    9.        It is understood and agreed that only the salary continuation identified in Paragraph 3a and the vacation payment identified in Paragraph 3b will be considered benefit earnings for applicable benefit plans of Ralcorp Holdings, Inc. Any other monies paid to EMPLOYEE pursuant to this agreement shall not constitute earnings for benefit plan purposes. EMPLOYEE further understands and agrees that he will not be eligible for a bonus for Fiscal Year 2004.

    10.      The promises and payments contained in Paragraphs 1, 3 and 4 above are in addition to any wages, bonuses and commissions to which EMPLOYEE already is entitled because of EMPLOYEE’S work for the COMPANY. EMPLOYEE agrees to accept the promises and terms in Paragraphs 1, 3 and 4 above in consideration for the settlement, waiver and release and discharge of any and all claims or actions against the COMPANY arising under any federal, state, or local statute, law, or regulation pertaining to employment discrimination on the basis of sex, race, color, religion, creed, national origin, age, handicap or disability, marital status, or any other reason established by law, including any claim of wrongful discharge.

    11.      EMPLOYEE Makes The Following Promises Not To Sue:

a.

EMPLOYEE releases, settles and forever discharges the COMPANY, including its agents and employees, from any and all claims, causes of action, rights, demands, debts, or damages of whatever nature, whether or not EMPLOYEE currently knows of them, which might have arisen from EMPLOYEE’S employment with and subsequent termination from the COMPANY and which may be brought by EMPLOYEE or another person or agency on EMPLOYEE’S behalf. This includes, but is not limited to, any claim EMPLOYEE might raise for wrongful discharge as well as any other claim raised under contract or tort law except those types of claims which the parties specifically have excluded from this release of claims and identified in Paragraph 12 below.

b.

EMPLOYEE expressly releases the COMPANY from any and all legal liability and waives all claims, demands, or causes of action which EMPLOYEE may have against the COMPANY, its agents, representatives, and employees under all federal, state, and/or local laws regulating employment, including but not limited to, all discrimination claims under the Civil Rights Acts of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Civil Rights Act known as 42 USC 1981, the Handicap Discrimination Act and the Family and Medical Leave Act.

    12.      This Agreement shall not affect EMPLOYEE’S right to raise any claims based on any Social Security or Workers’ Compensation laws, or based on the terms of any employee pension or welfare benefit plans or programs of the COMPANY, including its subsidiaries and affiliated companies, which may involve benefits that should be paid to EMPLOYEE now or in the future.

    13.      This Agreement is intended to finally and fully conclude the employment relationship between EMPLOYEE and the COMPANY and shall not be interpreted as an admission by either the EMPLOYEE or the COMPANY of any wrongdoing or any violation of federal, state or local law, regulation, or ordinance. The COMPANY specifically denies that it, or its employees, supervisors, representatives, or agents has ever committed any wrongdoing whatsoever against EMPLOYEE.

    14.      EMPLOYEE agrees not to talk about, write about, or otherwise disclose the existence of this Agreement, the terms of this Agreement, or any fact concerning its negotiation, execution, or implementation to any person, firm, or corporation, other than the EMPLOYEE’S spouse or attorney, unless EMPLOYEE is required to do so by federal, state, or local law, or by a court of competent jurisdiction.

    15.      The Parties understand and agree that for purposes of this Agreement, the term “COMPANY” as used herein, shall include not only Ralcorp Holdings, Inc., but also any of the subsidiary or affiliated companies of Ralcorp Holdings, Inc., and all officers, directors, agents, and employees of any of the foregoing.

    16.      This Agreement will be governed by and construed and enforced under the laws of the State of Missouri, without regard to its conflict of law rules.

    17.      In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

    18.      EMPLOYEE expressly acknowledges that the COMPANY has given him at least twenty-one (21) days to consider this Agreement and that EMPLOYEE has had the opportunity to discuss all aspects of this Agreement with an attorney before signing this Agreement. EMPLOYEE states that he has discussed this Separation Agreement and General Release or, in the alternative, has freely elected to waive any further opportunity to discuss this Agreement with an attorney before signing it.

    19.      The Parties agree and understand that EMPLOYEE may revoke acceptance within seven (7) days after signing this Agreement. EMPLOYEE’S notice of revocation must be given to the Vice President of Human Resources of Ralcorp Holdings, Inc. in writing within seven days after signing this Agreement. If EMPLOYEE does revoke this Agreement, neither EMPLOYEE nor the COMPANY will be required to satisfy any of the terms of this Agreement. EMPLOYEE agrees that should he revoke this Agreement in order to challenge its validity, EMPLOYEE will be obligated to repay any monies paid to him if the Agreement is found invalid.

    20.      EMPLOYEE expressly acknowledges that he understands all the terms and effect of this Agreement and is entering voluntarily into this Retirement Agreement and General Release.

RALCORP HOLDINGS, INC.

/s/ Robert W. Lockwood	By: /s/ Joe R. Micheletto
Robert W. Lockwood	Joe R. Micheletto Chief Executive Officer and President

Signed this 10th day of October, 2003	Signed this 10th day of October, 2003

Witness: /s/ Judy Broleman
Judy Broleman Dated: October 10, 2003